Exhibit 3.40

ARASERVE OF VERMONT, INC.

July 31, 1990

BY-LAWS

of

ARASERVE OF VERMONT, INC. *

Incorporated under the laws of Vermont

* * * * * * * *

Section 1. Offices: In addition to its principal or registered office in this state, the corporation may have offices at such other places within or without this state as the Board of Directors shall from time to time determine.

Section 2. Stockholders Meetings: Meetings of the stockholders may be held at such place or places within or without this state as may be determined by the Board of Directors, unless otherwise specifically required by law. The annual meeting of the stockholders for the election of directors shall be held on such date and at such time as designated by duly adopted resolution of the Board of Directors or stockholders. Subject to specific requirements of law, special meetings of the stockholders may be held upon call of the President, any Vice President, or the Board of Directors. Such call shall state the time, place and purpose of the meeting. Notice of the time and place of every meeting of stockholders shall be mailed by the Secretary or the officer performing his duties, at least ten days before the meeting, to each stockholder of record having voting power and entitled to such notice at his last known post office address; provided, however, that if a stockholder be present at a meeting, or in writing waive notice thereof before or after the meeting, notice of the meeting to such stockholder shall be unnecessary. The holders of a majority of the shares of stock having voting power present in person or by proxy shall constitute a quorum. Each holder of stock shall be entitled at every meeting of the stockholders to one vote for each share of such stock registered in his name on the books of the corporation. At all meetings of stockholders, except as otherwise required by law, by the Certificate of Incorporation, or by other provisions of these by-laws, all matters shall be decided by the vote of the holders of a majority of all the stock present or represented at the meeting and entitled to vote thereat. If required by statute, at least ten days before each election of directors a complete list of the stockholders entitled to vote at the election shall be prepared and shall be open at a place within the city where the election is to be held and shall, during the usual hours of business, for said ten days, and during the election, be open to the examination of any stockholder.

*	Named changed to ARAMARK Educational Services of Vermont, Inc. as of October 10, 1994.

ARASERVE OF VERMONT, INC.

July 31, 1990

Section 3. Stockholders Consent Action: Any action required or permitted to be taken by the stockholders at a meeting thereof (including limitation at the annual meeting) may be taken without a meeting if all the stockholders consent thereto in writing, and if such written consent action is filed with the minutes of proceedings of the stockholders. Requirements of law, of the Certificate of Incorporation, or of these by-laws with respect to notices of meetings, waivers of such notices, availability of stockholders lists, and similar requirements, shall be deemed to have been waived by the stockholders with respect to any such written consent action, as evidenced by execution of same by each such stockholder.

Section 4. Board of Directors: The affairs of the corporation shall be managed by a board consisting of one or more directors, who shall be elected annually by the stockholders entitled to vote and shall hold office until their successors are elected and qualified. The authorized number of directors shall be set from time to time by resolution of the Board of Directors. Any director may be removed by a majority of the directors at any meeting of the Board of Directors, for malfeasance, misfeasance, nonfeasance or incapacity or inability to act. Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors remaining in office, even though less than a quorum, subject to the applicable provisions of laws. Vacancies may also be filled at any time through election of directors at a special meeting of stockholders. Meetings of the Board of Directors shall be held at the times fixed by resolutions of the Board or upon call of the President or any two directors and may be held outside of this state. The Secretary or officer performing his duties shall give reasonable notice (which need not in any event exceed two days) of all meetings of directors, provided that a meeting may be held without notice immediately after the annual election, and notice need not be given of regular meetings held at times fixed by resolutions of the Board. Meetings may be held at any time without notice if all the directors are present or if those not present waive notice either before or after the meeting. Notice by mail or telegraph to the usual business or residence address of the directors not less than the time above specified before the meeting shall be sufficient. A majority of the directors shall constitute a quorum.

Section 5. Directors Consent Action: Any action required or permitted to be taken by the directors at a meeting thereof may be taken without a meeting if all directors consent thereto in writing, and if such written consent action is filed with the minutes of proceedings of the directors. Requirements of law, of the Certificate of Incorporation, of these by-laws with respect to notices of meetings and waivers thereof shall be deemed to have been complied with upon the execution of any such written consent action.

ARASERVE OF VERMONT, INC.

July 31, 1990

Section 6. Stock: Certificates of stock shall be of such form and device as the Board of Directors may determine and shall be signed by the President or any Vice President and the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary. The stock shall be transferable or assignable only on the books of the corporation by the holders in person or by attorney on the surrender of the certificates therefor.

Section 7. Officers: The Board of Directors shall appoint a President, one or more Vice Presidents, a Secretary and a Treasurer, and shall from time to time appoint such other officers as they may deem proper. The term of office of all officers shall be until their respective successors are chosen and qualified, but any officer may be removed from office at any time by the Board of Directors without cause assigned. The officers shall have such duties as usually pertain to their offices except as modified by the Board of Directors, and shall also have such powers and duties as may from time to time be conferred upon them by the Board of Directors.

Section 8. Fiscal Year: The fiscal year of the corporation shall end on the Friday nearest September 30.

Section 9. Corporate Seal: The corporate seal of the corporation shall be in such form as the Board of Directors shall prescribe.

Section 10. Amendments: Except as otherwise provided by law either the Board of Directors or the stockholders may alter or amend these by-laws at any meeting duly held as above provided.

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